BARK BOARD AUTHORIZES ADDITIONAL $4 MILLION FOR SHARE REPURCHASES

NEW YORK – February 26, 2025 – BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced that its Board of Directors has authorized the repurchase of an additional $4.0 million of its outstanding common stock. As of December 31, 2024, $5.6 million remained under the Company’s previous repurchase authorizations of $22.5 million. The newly authorized $4.0 million increases the Company’s flexibility for future repurchases in the near term. This decision reflects the Company’s strong financial position, promising growth opportunities for Fiscal 2026, and confidence in its future cash outlook.

“Over the past few years, we have made significant strides strengthening our platform, streamlining operations, and assembling an exceptional leadership team,” said Zahir Ibrahim, Chief Financial Officer. “This progress, combined with our strong balance sheet and confidence in Fiscal 2026, has enabled us to repurchase over 11 million shares at an average price of $1.53 as of our most recent earnings call. We believe our progress has yet to be fully reflected in our share price, and therefore, we plan to continue to opportunistically repurchase shares at these levels. This authorization provides us with increased repurchase capacity while maintaining the financial flexibility to invest in long-term growth. Overall, we remain laser-focused on delivering long-term shareholder value, and today’s announcement supports that commitment.”
The repurchase program permits the Company to repurchase shares of common stock at any time or from time to time at management’s discretion in open market transactions made in accordance with the provisions of Rules 10b-18 and 10b5-1 under the Securities Exchange Act of 1934, as amended, privately negotiated transactions or by other means in accordance with applicable securities laws. The timing, price and volume of stock repurchases will be based on a number of factors, including market conditions, relevant securities laws, and other considerations. The Company has no obligation to repurchase shares and this program may be suspended or discontinued by the Company at any time. Throughout the execution of this program, the Company is committed to retaining the financial flexibility it needs to invest in its core operations.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, dog-first experiences that foster the health and happiness of dogs everywhere, and more. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com